Left Right Marketing Technology Announces

Forgiveness of $2.25 million Debt

LAS VEGAS (October 16, 2003) - Left Right Marketing Technology (OTC:BB-LRMK) announced today that debts totaling approximately $2.25 million have been converted into 800,000 restricted shares of LRMK common stock. The debt forgiveness alleviates approximately 99 percent of LRMK's debt, leaving the company virtually debt free moving forward.

The debt was accrued by Global Gaming Technology, Inc. (GBTE), the company that became LRMK after an extended merger earlier this year.

Mick Hall, Chairman/CEO of LRMK said, "This is an extremely positive step for the Company. We can now proceed unencumbered by debt, allowing us to expand, seek operational lines of credit, or continue to raise capital without weight of debt."

LRMK has entered into a binding letter of intent to purchase Crazy Grazer LLC, a Nevada limited liability company currently operating an online shopping mall web site, www.crazygrazer.com. LRMK entered into a binding letter of intent with Crazy Grazer on September 29, 2003, and anticipates completion of a definitive agreement later this month.

Investors and LRMK shareholders are urged to read LRMK's annual report on Form 10-KSB and Form 8-K filed October 1, 2003 for further information on LRMK and the Crazy Grazer letter of intent, both of which are available free of charge on the SEC's website, www.sec.gov.

Forward-Looking Statements: The statements in this press release regarding the debt conversion, benefits to the Company of the debt conversion, the ability of the Company to expand, the Company's ability to obtain operational lines of credit, the Company's ability to raise additional capital, the Crazy Grazer letter of intent, future opportunities and any other effect, result or aspect of the transactions and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the Company's operations, the ability of the Company to complete the CrazyGrazer acquisition, costs, delays, and any other difficulties related to CrazyGrazer's business, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Contact:

Paul Speirs, Left Right Marketing Technology, Inc.

702-260-9305